Exhibit 1.01

Eni SpA

Conflict Minerals Report

for the reporting period from

January 1 to December 31, 2020

Introduction

During the year ended December 31, 2020, Eni SpA and its subsidiaries (“Eni”, the “Group”, “we”, “us” or the “Company”) have been engaged in the production and sale of a broad range of energy commodities, including the extraction and sale of crude oil, natural gas and NGLs, the refining of crude oil, the sale of refined products and fuels, the manufacturing and sale of bio-fuels, the marketing of natural gas and the production and sale of basic chemicals commodities.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules (the “SEC Conflict Minerals Rule”) that require certain companies, including Eni, to provide annual disclosure regarding products they manufacture, or contract with third-parties to have manufactured, (“Covered Products”) that contain one or more of the following minerals: cassiterite, columbite-tantalite, wolframite and gold, or their derivatives, which are currently limited to tantalum, tin and tungsten, which the SEC refers to as “conflict minerals” (“Covered Minerals”), that are necessary to the functionality or production of such products (“Necessary Covered Minerals”).

With respect to the year ended December 31, 2020, we have conducted an evaluation of our product portfolio and have determined that fuels manufactured by our Refining & Marketing segment and sold to third parties, which include gasoline, gasoil, jet fuels, heating oil, lubricants, bitumen and other refined products, qualify as Covered Products because they may contain Necessary Covered Minerals. At our refining and manufacturing plants and facilities, we utilize catalysts in the manufacturing process of those fuels and refined products, which are necessary to their production. Those catalysts may contain Necessary Covered Minerals. Based on our experience, refinery catalysts may contain tin or tungsten. We assume it is possible that trace amounts of Necessary Covered Minerals may be found in the final products (because, although catalysts are washed out in the production process there is no de minimis standard under the SEC Conflict Minerals Rule). In the future, however, we may be able to conclude, based on appropriate testing, that no catalysts are present in our Refining & Marketing final products or that, in any event, our Refining & Marketing final products are not covered by the SEC Conflict Minerals Rule. The procurement of catalysts constitutes a very small portion of our global purchases of raw materials and other production inputs (less than 0.1% on a consolidated basis). Furthermore, the amount in weight of Necessary Covered Minerals employed in our catalysts is immaterial.

We have filed this Conflict Minerals Report because, as of the filing date, based on the results of a Reasonable Country of Origin Inquiry (“RCOI”) we were unable to determine the origin of such Necessary Covered Minerals.

Eni does not directly source its Necessary Covered Minerals from mines or smelters. As a result, we rely upon information provided by our suppliers regarding the origin of these Necessary Covered Minerals.

On the basis of our RCOI and due diligence measures described herein, with respect to the year ended December 31, 2020, Eni does not have sufficient validated information from its suppliers to determine the facilities used to process, the country of origin and the mine or location of origin of the Necessary Covered Minerals used in the refinery catalysts supplied to us, including whether such Necessary Covered Minerals originated in the Democratic Republic of the Congo or any adjoining country as defined by the US SEC rules (the “Covered Countries”).

Part I – Design and execution of Due diligence

Eni performed RCOI and carried out due diligence on the source and chain of custody of the Necessary Covered Minerals that are necessary to the manufacturing of our Covered Products. We acknowledge the due diligence framework as set forth in the internationally recognized Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas of the Organization for Economic Cooperation and Development (“OECD Framework”) and we are designing and implementing our due diligence measures accordingly.

Eni’s due diligence efforts for 2020 included the following five steps:

•	Step 1: Establish company management systems;
•	Step 2: Identify and assess risks in the supply chain;
•	Step 3: Design and implement a strategy to respond to identified risks;
•	Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain;
•	Step 5: Report on supply chain due diligence.

Due Diligence Performed

Step 1: Establish company management systems

☐	Conflict minerals project team

We have established a cross functional conflict minerals project team to perform the Conflict Minerals compliance program and fulfill the relevant reporting obligations. The compliance program has been approved by the Company’s top management. Our only business segment involved in the program has also established a team responsible for conducting, supervising and coordinating all relevant activities at divisional level and reporting to the Group’s top management about the results of the activities performed. We have adopted internal Group-level procedures and rules to raise awareness about our intention to establish a responsible supply chain and have established Group guidelines on how to design and conduct due diligence on conflict minerals.

☐	Conflict minerals policy

We have established and periodically updated a policy with respect to the sourcing of minerals from the Covered Countries and published this Group policy at our website at https://www.eni.com/en-IT/just-transition/respect-for-human-rights.html.

In this policy we confirm our commitment to corporate sustainability and respecting and promoting human rights in our operations and in the activities performed by our Business Partners.

☐	Suppliers engagement

Eni has in place guidelines, procedures and standard contractual terms and conditions that, among other things, require compliance with human rights as a prerequisite for doing business with Eni and with the Eni Code of Ethics as contractual obligations towards Eni. Our standard contractual terms and conditions regarding the supply of products that contain or may contain Necessary Covered Minerals include clauses regarding responsible sourcing. Our suppliers are required to maintain procedures reasonably designed to ensure that any Necessary Covered Minerals sold to Eni are sourced in accordance with the principle of a responsible supply chain and are required to promptly notify us in case of any breaches of this requirement. No such notifications have been received so far. We have increased efforts to explain to our suppliers the importance of their collaboration and commitment to our compliance program. We are engaging with our high-risk suppliers to promote the tracing of their respective supply chains for the purpose of identifying the country of origin of our Necessary Covered Minerals and the smelters, refiners and mines where they were sourced with the greatest level of specificity.

☐	Grievance mechanism

Eni has in place a procedure for reporting any violation of our guidelines on the respect of human rights and/or other part of our compliance program via a whistle blowing mechanism whereby alleged violations can be reported to Eni via existing grievance channels for ethics or compliance violations.

Step 2 and Step 3: Identify, assess and design and implement a strategy to address risks in the supply chain

To identify, assess and respond to risks in the supply chain, we undertook the following measures:

☐

We conducted a good faith RCOI of our supply chain, which we believe is reasonably designed to assess whether the Necessary Covered Minerals used in the production process of the Covered Products may have originated from any Covered Countries or were from recycled or scrap sources. We directed and coordinated the execution of the RCOI at Group level. Our Refining&Marketing segment performed a risk-based analysis to identify the suppliers to be included within the scope of the RCOI. This analysis was focused on our suppliers of refinery catalysts to identify those presenting the highest risk of providing us with Necessary Covered Minerals. All of these suppliers were inquired about the characteristics and mineral content of the catalysts they supplied to us. Some suppliers represented to us that they did not furnished us with refinery catalysts containing the Necessary Covered Minerals. Based on this review, we determined that three suppliers provided us with the catalysts that were necessary to the manufacturing process of our Covered Products, containing Necessary Covered Minerals (tin or tungsten) during the course of the year ended December 31, 2020. Those suppliers were surveyed based on the Conflict Minerals Reporting Template questionnaire developed by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (EICC and GeSI) to gather information about their respective supply chains of the Necessary Covered Minerals.

Two suppliers were affiliated to US listed companies that have disclosed to have established conflict minerals programs and policies and have performed due diligence of their respective supply chains. A non-US based supplier informed us that it has not yet established a policy for the responsible sourcing of conflict minerals for the purpose of complying with our request of establishing a responsible supply chain.

☐	The surveyed suppliers provided us with information about part of the smelters or refiners (“SORs”) where they sourced their Necessary Covered Minerals, including whether any of the indicated SORs are included in the list of SORs certified as conformant to the relevant Responsible Minerals Assurance Process (“RMAP”) standards of the Responsible Minerals Initiative. We have no reasons to believe that the responses provided to us were inaccurate. However, we acknowledge that those suppliers are still in the process of completing the tracing of their respective supply chains and as such were unable to determine the countries of origin, the facilities utilized to process and mines where all the Necessary Covered Minerals supplied to us were sourced.

☐	Our executive management team in charge of the conflict minerals program was informed of the nature and overall risk of suppliers responses received. Management reporting materials were prepared summarizing the results of the risk assessment process.

Step 4: Carry out independent third-party audit at identified points in the supply chain

We do not have any direct relationship with any SORs in our supply chain. Furthermore, we did not perform or direct audits of SORs in 2020. In our due diligence efforts, we will consider utilizing cross-industry initiatives such as those led by the Electronics Industry Citizenship Coalition (EICC), the Global e-Sustainability Initiative (GeSI) and the RMAP of the Responsible Minerals Initiative to conduct SORs due diligence. In the future, we may also explore other options.

Step 5: Report on supply chain due diligence

In accordance with OECD Guidance and Form SD requirements, this report and the related Form SD are posted to our website at https://www.eni.com/assets/documents/form-sd.pdf.

Part II - Due diligence results and follow-up

As a downstream consumer of Necessary Covered Minerals, we rely on our suppliers’ statements and representations to gather information about the countries of origin of the Necessary Covered Minerals utilized in our production processes, the SORs where they were processed and the mines where they were sourced.

Based on the due diligence results, at this stage, we can conclude that all of our suppliers of the Necessary Covered Minerals are fully engaged in tracing their respective supply chains and that based on their responses to our inquiries, we are able to identify a number of SORs that were part of the supply chain of the Necessary Covered Minerals that we used in the manufacturing process of our Covered Products during the year ended December 31, 2020. Part of the identified SORs are included in the list of the of SORs certified as conformant to the RMAP standards of the Responsible Minerals Initiative. Such suppliers did not provide us with conclusive information about the country, the SORs or the mines of origin of supplied Necessary Covered Minerals because they have yet to identify all the SORs supplying the Necessary Covered Minerals to their respective supply chains. Furthermore, during the year ended December 31, 2020 we continued to use in our production processes catalysts containing Necessary Covered Minerals that were purchased in previous years and we determined that the SORs and the country, or the mine of origin of such Necessary Covered Minerals were undeterminable. Accordingly, with regard to the year ended December 31, 2020, Eni does not have sufficient validated information from its suppliers to determine the SORs, and the countries and the mines of origin of the Necessary Covered Minerals supplied to us for use in the manufacturing process of our Covered Products.

Continuous improvement efforts to mitigate risks

We intend to take the following steps to improve the supplier responses in the future and to mitigate any risk that the Necessary Covered Minerals used in our products may benefit armed groups:

☐

to continue to work closely with our suppliers to obtain the necessary validated information on the origin of the Necessary Covered Minerals contained in the products sold to Eni, which we expect will become available as (i) more of our suppliers receive the necessary information from their respective upstream suppliers, and (ii) the RMAP of the Responsible Minerals Initiative continues to grow and provide more visibility in determining whether manufactured products are sourced from the Covered Countries;

☐	to work with suppliers who provided responses containing red flags by helping them understand the importance of this initiative to Eni. We will also evaluate disengaging consistently reticent and non-collaborative suppliers;

☐	to continue to raise awareness both internally and with our high-risk suppliers about Eni’s commitment to fully trace the entire supply chain back to the countries of origin and mines of our Necessary Covered Minerals;

☐	to continue to support responsible in-region mineral sourcing from the Covered Countries to not negatively affect the economies of such countries;

☐	to reiterate assessment process of our product portfolio and suppliers to obtain a comprehensive map of Eni’s areas of risks.

Independent audit

In accordance with the guidance set forth in the Updated Statement on the Effect of the Court of Appeals Decision on the Conflict Minerals Rule issued by the Division of Corporation Finance of the SEC on April 7, 2017, Eni has not obtained an independent private sector audit of its due diligence process.

Safe harbor statement

Certain disclosures contained herein contain forward-looking statements regarding future events and the future results of Eni that are based on current expectations, plans, forecasts, and projections about Eni’s future due diligence steps and procedures. Words such as "expects", "anticipates", "targets", "goals", "projects", "intends", "plans", "believes", "seeks", "estimates", "evaluates" variations of such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. Therefore, Eni’s actual results may differ materially and adversely from those expressed or implied in any forward-looking statements. Any forward-looking statements made by or on behalf of Eni speak only as of the date they are made. Eni does not undertake to update forward-looking statements to reflect any changes in Eni’s expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any further disclosures Eni may make in documents it files with the SEC.